                Exhibit 99.1

SI International, Inc. Nasdaq: SINT

Fiscal Year 2002 (FY02) Financial Summary

Revenue Results (in $ millions)

SI International’s revenues have increased from $33.9 million in 1999 to $149.4 million in FY02 ending Dec. 28, 2002.  Core federal government contract revenue grew by 14% in FY02 to $137.6 million, from $120.9 million in FY01.

Net income for FY02 was $2.5 million as compared to a loss of ($0.73) million for FY01.

SI International has a solid balance sheet with $10.9 million in cash, no long term debt, and available $35 million credit facility, as of Dec. 28, 2002.

Backlog as of Dec. 28, 2002 was $232.6 million, including $68.1 million in funded backlog and $164.5 million in unfunded backlogs.

Segmented Revenue

“We are proud of our growth in the federal sector.  As we go into 2003, we have positive momentum in our government contracting business and a rich pipeline of opportunities in our core business.  We have a strong foundation of key client relationships and proven capabilities that place us in the center of government IT spending priorities,” said Ray Oleson, SI International’s Chairman and CEO.

Corporate Profile

SI International, Inc. provides mission-critical information technology and network solutions (IT) primarily to the federal government. Clients include U.S. Air Force Space Command, U.S. Army, Department of State, Immigration and Naturalization Service and the intelligence community.  SI International’s comprehensive, integrated set of services covers the full life cycle of technology solutions from design and development to implementation and operations, to assist its clients in achieving their missions.

Investment Highlights

Large and Growing Market – The U.S. federal government is the largest single consumer of information technology in the world. According to market research from INPUT, addressable (contracted out) IT services are projected to increase from $37.1 billion in government fiscal 2002 to $63.3 billion in government fiscal 2007. With security concerns, defense modernization and information sharing driving a multi-year IT investment cycle, SI International is positioned to build on strong customer relationships that span defense, intelligence and civilian government agencies.

Mission-Critical Solutions – SI International has a strategic focus on supporting high priority, high growth government IT initiatives, including:

•                  Federal IT Modernization – Replacing legacy systems with interoperable, interconnected enterprise solutions that promote information sharing and coordination among federal agencies.  Web-enablement initiatives that improve service levels and reduce costs.

•                  Space Systems Modernization – Supporting the shift to network-centric warfare with work in areas such as satellite communications, IT-based weapons systems and command and control, information management and intelligence for surveillance and reconnaissance (C4I2SR).

•                  Homeland Security – Enhancing the security of U.S. homeland through improved information collection, processing and dissemination, intelligence sharing, network security and border control.

Excellent Client Relationships – SI International generated over 93% of 2002 revenues from government contracts.  Client satisfaction is a central tenet of SI International’s business philosophy and its growth strategy. The Company’s track record of timely delivery on complex IT and network assignments has enabled it to leverage reference clients to win additional work and expand its client base.

Federal Government Increased Reliance on Outsourcing – SI International stands to benefit from the trend towards increased use of outsourcing by both civilian agencies and the Department of Defense. INPUT estimates federal government spending on information technology outsourcing services will increase at a compound annual growth rate of 18% from $6.6 billion in fiscal year 2002 to $14.5 billion in FY 2007.  Mission-critical outsourcing contracts provide SI International with long-term, recurring revenue opportunities while improving clients’ system reliability and operational focus.

Company Overview

SI International was founded in October 1998 under the CEO1st program of private equity firm Frontenac, by Ray Oleson and a senior management team with extensive experience in Federal IT contracting. They believed the convergence between information technology and telecommunications created an opportunity to build a world-class company focused on mission critical, comprehensive IT solutions. Today, SI International has grown to over 1,200 employees (60% who hold federal government security clearances or have passed National Agency Checks).  SI International is headquartered in the Washington, DC metropolitan area with a major presence in Colorado Springs, Colorado.

Established Client Base

SI International has over 500 active client engagements.  Client list is drawn from a cross section of federal government agencies, including the major branches of the Department of Defense and the Intelligence Community.

Proven Management Team

SI International’s executive team brings a proven track record of building and growing companies in the Federal IT industry, including deep industry knowledge, long-standing client relationships, and experience in making successful acquisitions.

Executive Team	Position	Management Experience	Average of 28 years management level experience

Ray Oleson	Chairman, CEO & Co-Founder	33 years

Walt Culver	Vice Chairman & Co-Founder	37 years

Brad Antle	President & COO	24 years

Ted Dunn	EVP & CFO	25 years

Tom Lloyd	VP - Corporate Development	20 years

Growth Principles

Mission-critical assignments

Clients have come to rely upon SI International for assignments where work is central to the clients’ missions and failure is not an option. Core areas of focus – Federal IT modernization, space systems modernization and homeland security – are aligned with some of the most urgent national priorities. This gives SI International the opportunity to participate in a multi-year cycle of transforming the federal government’s IT infrastructure. The Company’s employees are making a significant contribution to enhancing the nation’s security and to improving the efficiency and responsiveness of government to the needs of its citizens.

Technology lifecycle approach

SI International takes an integrated approach to defining, designing and delivering solutions that support its clients’ missions and enhance their business processes. Drawing upon eight practice areas, SI International is able to take a project from feasibility studies and systems development all the way through to training and fully outsourced operations. By connecting organizational objectives, system design and user experience together, SI International is able to deliver performance-oriented solutions that result in measurable operational improvements.

Rapid response/rapid deployment

SI International has earned a reputation for delivering robust IT solutions under tight time constraints. Its focused corporate culture is well suited to the increasing sense of urgency in government IT work. Federal government agencies are increasingly turning to more flexible procurement vehicles, such as GWACs, ID/IQ contracts, and GSA schedules, to purchase IT services based on best value. SI International has developed core competencies and teams that can be leveraged to meet common challenges faced by multiple government customers. The Company draws upon commercially available technology to reduce total solution cost, promote interoperability and shorten the time to benefit.

Rapid Large Growing Market Opportunity

Key Strategies

•                  Leverage Reference Clients - Client satisfaction is central to SI International’s business philosophy and a reputation for quality performance is our most powerful marketing tool. SI International intends to leverage its long-term client relationships to win new business from existing clients and expand into new verticals in the federal government.

•                  Major Programs Initiative - With a critical mass of experienced professionals and a robust service delivery infrastructure in place, SI International recently launched its Major Programs initiative in order to target larger, multi-year engagements in its key focus areas. Such larger projects allow the Company to draw from multiple practice areas and build on its reputation for tackling complex, challenging assignments and delivering end-to-end solutions that advance client missions.

•                  Strategic Acquisitions - The government IT sector is undergoing a period of consolidation, and SI International has developed a disciplined methodology to identify, evaluate and integrate strategic acquisitions in a manner that adds value to both customers and shareholders. SI International has completed four acquisitions since its founding.

Practice Areas

Software Development - Developing and integrating custom software with commercial off-the-shelf products in addition to detailed design, implementation, testing, documentation and enterprise-wide data management.

Systems Consulting -  Supporting the modeling, simulation and prototyping of solutions with feasibility studies, strategic planning, project management, quality assurance and transition support.

eSolutions -  Delivering software planning and implementation services that Web-enable applications to facilitate business strategies and processes.

Information Security - Analyzing, proposing, and engineering technologies that protect and defend information systems against malicious actions, reduce the threat to system security, and proactively manage risk.

Learning Solutions - Meeting learning and performance needs through training, distance learning, electronic performance support, performance centered interface design, and knowledge management.

Systems Engineering - Providing requirements analysis, operational architectures modeling, systems design, integrated logistics support, and life cycle engineering.

Network Solutions - Designing and deploying a full range of infrastructure and telecommunications network solutions including voice, narrowband, broadband and wireless technologies.

Mission-critical Outsourcing - Operating vital client systems and processes ranging from network operations and sustaining engineering to administrative processing and program management.

SI International, Inc. and Subsidiaries
Consolidated Statements of Operations
For the fiscal years ended December 30, 2000, December 29, 2001, and December 28, 2002
(Amounts in thousands, except per share data)

	Fiscal Year
	2000	2001	2002

Revenue	$120,580	$146,583	$149,351
Costs and expenses:
Direct costs	71,868	87,071	91,240
Indirect costs, including $12 and $139 of non-cash stock-based compensation in fiscal year 2001 and fiscal year 2002, respectively	40,509	49,495	49,404
Depreciation	992	1,653	1,988
Amortization	3,088	3,586	—
Total operating expenses	116,457	141,805	142,632
Income from operations	4,123	4,778	6,719
Other income (expense)	(157)	—	—
Interest expense	(4,023)	(3,451)	(2,432)
Minority interests	—	(144)	(118)
Change in fair value of put warrants	(265)	(1,255)	640
Income(loss) before provision for income taxes	(322)	(72)	4,809
Provision for income taxes	424	657	1,794
Net income (loss) before extraordinary item	(746)	(729)	3,015
Extraordinary loss; early extinguishment of debt, net of related tax effect	—	—	(532)
Net income	$(746)	$(729)	$2,483
Dividends on redeemable cumulative preferred stock	1,505	2,052	1,954
Net income (loss) attributable to common stockholders	$(2,251)	$(2,781)	$529
Earnings (loss) per common share:
Basic income (loss) per common share before extraordinary loss	$(0.86)	$(1.06)	$0.31
Diluted income (loss) per share before extraordinary loss	$(0.86)	$(1.06)	$0.12
Basic net income (loss) per common share	$(0.86)	$(1.06)	$0.16
Diluted net income (loss) per common share	$(0.86)	$(1.06)	$(0.03)
Basic weighted-average shares outstanding	2,626	2,631	3,382
Diluted weighted-average shares outstanding	2,626	2,631	3,516

Consolidated Balance Sheets

	December 29, 2001	December 28, 2002

Cash and cash equivalents	$470	$10,856
Total current assets	33,771	46,498
Total assets	80,461	92,315
Total current liabilities	17,668	16,561
Other liabilities	65,224	777
Total stockholders’ equity (deficit)	(2,431)	73,977
Total liabilities and stockholders’ equity	$80,461	$91,315

For Further Information

Alan Hill	Crocker Coulson
Director of Corporate Communications	Partner
SI International, Inc.	Coffin Communications Group
(703) 234-6854	(818) 789-0100
alan.hill@si-intl.com	crocker.coulson@coffincg.com

Anyone interested in obtaining information should contact SI International, Inc. to receive the Company’s most recent financial reports.  This Financial Profile of S International was developed by the Company and is intended solely for informational purpose.  This Profile is qualified in its entirety by the Company’s public filings, available to the public at the Securities and Exchange Commissions website at www.sec.gov.  This Profile is based upon information available to the public, as well as other information from sources which management believes to be reliable, but is not guaranteed by SI International as being accurate nor does it purport to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Information as of 3-01-03